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                                                                      EXHIBIT 11
                            EAGLE BANCSHARES, INC.

Statement re: Computation of per share earnings

The following computation set forth the calculation of primary earnings per share and fully diluted earnings per share for the three months ending June 30, 1995.

                                               Three months ending June 30, 1995
                                               ---------------------------------
                                                      Primary      Fully Diluted
--------------------------------------------------------------------------------
Net income per share:                                   $.69              $.69
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Weighted average number of common
  shares outstanding                               1,543,721         1,543,721

Increase due to assumed exercise of
  dilutive stock options                              20,984            30,159
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Adjusted weighted average number of
  common and common equivalent
  shares outstanding                               1,564,705         1,573,880
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

The dilutive effect of common stock equivalents on earnings per share is less than 3% of the quarter ending June 30, 1995; therefore, simple weighted average shares outstanding are used in computing earnings per share.